NI Holdings, Inc. Reports Results for Second Quarter Ended June 30, 2024

FARGO, North Dakota, August 8, 2024 – NI Holdings, Inc. (NASDAQ: NODK) announced today results for the quarter ended June 30, 2024.

Summary of Second Quarter 2024 Results – Continuing Operations

(All comparisons vs. continuing operations for the second quarter of 2023, unless noted otherwise)

•	Direct written premiums of $118.5 million compared to $121.6 million. This 2.6% reduction was driven by Crop as a result of lower commodity prices impacting multi-peril crop insurance premiums, partially offset by growth in Non-Standard Auto (26.4%) due to rate and new business increases, and Home and Farm (11.5%), driven by higher rate and insured values.
•	Net earned premiums of $85.2 million, up 8.0%.
•	Combined ratio of 113.7% versus 107.1%, driven by increased weather-related losses in Home and Farm and unfavorable prior year reserve development in Non-Standard Auto.
•	Net investment loss of $0.6 million and net investment income of $2.5 million, up 31.2% driven by higher fixed income reinvestment rates.
•	Closed on sale of Westminster American Insurance Company, resulting in a one-time loss on sale of $7.8 million, net of taxes.
•	Basic loss per share of ($0.36) compared to ($0.12).

	Three Months Ended June 30,			Six Months Ended June 30,
Dollars in thousands, except per share data (unaudited)	2024	2023	Change	2024	2023	Change
Direct written premiums	$118,472	$121,576	(2.6%)	$201,513	$193,948	3.9%
Net earned premiums	$85,169	$78,835	8.0%	$155,053	$141,706	9.4%
Loss and LAE ratio	81.4%	76.2%	5.2 pts	70.6%	71.4%	(0.8) pts
Expense ratio	32.3%	30.9%	1.4 pts	34.2%	33.2%	1.0 pts
Combined ratio	113.7%	107.1%	6.6 pts	104.8%	104.6%	0.2 pts
Net income (loss) attributable to NI Holdings	$(16,236)	$(8,122)	NM	$(9,817)	$(12,332)	(20.4%)
Continuing operations	(7,478)	(2,463)	NM	(543)	(359)	51.3%
Discontinued operations	(996)	(5,659)	NM	(1,512)	(11,973)	NM
Loss on sale of discontinued operations	(7,762)	-	NM	(7,762)	-	NM
Return on average equity	(12.7%)	(4.5%)	(8.2) pts	(0.5%)	(0.3%)	(0.2) pts
Basic earnings (loss) per share	$(0.77)	$(0.38)	NM	$(0.47)	$(0.58)	(19.0%)
Continuing operations	$(0.36)	$(0.12)	NM	$(0.03)	$(0.02)	50.0%
NM = not meaningful

Management Commentary

“During the second quarter we closed on the strategic sale of Westminster American Insurance Company,” said Michael J. Alexander, President and Chief Executive Officer. “The sale has enabled us to refocus our efforts and resources on our core business and the actions necessary to deliver appropriate returns to our shareholders. We continue to benefit from prior rate actions, which were ahead of much of the industry and contributed to strong growth in our Non-Standard Auto and Home and Farm segments and improved profitability in Private Passenger Auto.

The second quarter is generally a time of volatile weather in the Upper Midwest, and our Home and Farm segment was once again impacted by non-catastrophe weather-related losses during the quarter. Overall, we continue to focus on pursuing continued aggressive rate and underwriting actions, along with other strategic measures to improve our overall risk profile across all lines of business. We remain confident that these actions will enable all segments to achieve profitable results over time.”

Securities and Exchange Commission (SEC) Filings

The Company’s Quarterly Report on Form 10-Q and latest financial supplement can be found on the Company’s website at www.niholdingsinc.com. The Company’s filings with the SEC can also be found at www.sec.gov.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak’s wholly-owned subsidiaries American West Insurance Company, Primero Insurance Company and Battle Creek Insurance Company; Direct Auto Insurance Company; and Westminster Insurance Company until the date of sale.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, including investment performance and yields, business prospects, growth and operating strategies, the impact of pricing and underwriting changes on operating results, our ability to deliver appropriate returns to shareholders, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Seth Daggett

Executive Vice President, Treasurer and Chief Financial Officer
701-298-4348
IR@nodakins.com